EXHIBIT 23.4




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of 360 Communications Company and in the related prospectuses of our report dated January 17, 1997, with respect to the consolidated financial statements of Chicago SMSA Limited Partnership, included in 360 Communications Company's Annual Report on Form 10-K for the year ended December 31, 1996; such financial statements are not included separately in the Form 10-K.

      $500 Million Shelf Registration                 Form S-3 No. 333-21331

      Retirement Savings Plan                         Form S-8 No. 333-1378

      Replacement Stock Option Plan                   Form S-8 No. 333-1380

      1996 Equity Incentive Program and Director
      Equity and Deferred Compensation                Form S-8 No. 333-1382





                                                      ARTHUR ANDERSEN LLP

Chicago, Illinois
March 27, 1997